Exhibit 99
     United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK       Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson Chairman, President and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 12:00 PM  April 30, 2010
Subject:  United Bancorp, Inc. Reports Earnings of $0.15 per Share for the Quarter Ended March 31, 2010
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $683,000 for the quarter ended March 31, 2010, compared to $801,000 for the quarter ended March 31, 2009, a decrease of 14.7%. On a per share basis, the Company’s diluted earnings were $0.15 for three months ended March 31, 2010, as compared to $0.17 for the three months ended March 31, 2009, a decrease of 11.8%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in the first quarter of 2010 generated an annualized 0.61% return on average assets (“ROA”) and an annualized 7.69% return on average equity (“ROE”), compared to 0.72% ROA and 9.46% ROE for the three months ended March 31, 2009. Comparing the quarter ended March 31, 2010 to 2009, the Company’s net interest margin was 4.00% compared to 4.05%, which caused a decrease in net interest income of approximately $114,000 or 3.0%. As the historically low interest rates continue into 2010, it will be challenging to continue spreading the net interest margin by lowering the Company’s cost of funds on an accelerated basis relative to the income generated by its assets. Comparing the same periods, Customer Service Fees on deposits increased $21,000. On the expense side, the Company’s 2010 earnings were affected by a period over period increase of $65,000 in FDIC Premiums and a $35,000 increase in our Provision for Loan Losses. The net after-tax per share impact of the additional FDIC Premiums expensed in the first quarter of 2010 is approximately $0.01 per share.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “We continue to forecast a year of solid earnings in 2010, based on our budgeting process, that will be equal to or better than last year’s $0.63 per share. Our management of the current risk in our loan portfolio shows improvement with non performing loans to total loans down to 2.30%, well below that of peer. We continue to aggressively work with our borrowers to strengthen our relationships and pursue quality opportunities by meeting the needs of the credit worthy borrowers within our market areas. Net outstanding loans, the engine that drives earnings, are up 10.52% over first quarter last year. As the economy recovers in 2010, we shall continue to invest in the communities we serve, to lend prudently, to evaluate strategies to grow our balance sheet, to control expenses and to maintain our services while helping our customers work through these tough times.” Everson concluded, “We are committed to being a sound and trusted provider of financial services through our twenty banking centers in the communities we shall serve for decades to come.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $450.2 million and total shareholder’s equity of approximately $36.0 million as of March 31, 2010. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

At or for the Quarter Ended March 31,	%
2010	2009	Change
Earnings
Total interest income	$5,530,075	$5,913,315	-6.48%
Total interest expense	1,804,158	2,073,483	-12.99%

Net interest income	3,725,917	3,839,832	-2.97%
Provision for loan losses	359,858	324,505	10.89%
Customer service fees	533,318	512,037	4.16%
Net realized gains on sale of loans	13,648	12,970	5.23%
Net realized gain(loss) on sale of other real estate and repossessions	(3,112)	42,500	-107.32%
Other noninterest income	232,614	221,701	4.92%
Total noninterest income	776,468	789,208	-1.61%
Deposit insurance premiums	102,282	37,509	172.69%
Noninterest expense(excluding deposit insurance premiums)	3,269,200	3,271,864	-0.08%
Earnings before income taxes	771,045	995,162	-22.52%
Income tax expense	88,501	194,500	-54.50%

Net income	$682,544	$800,662	-14.75%
Per share
Earnings per common share — Basic	$0.15	$0.17	-11.76%
Earnings per common share — Diluted	0.15	0.17	-11.76%
Cash Dividends paid	0.14	0.14	0.00%
Annualized yield based on quarter end close	6.51%	5.93%	9.88%
Book value (end of period)	7.72	7.39	4.47%
Shares Outstanding
Average — Basic	4,665,937	4,600,174	—
Average — Diluted	4,682,449	4,600,174	—
At quarter end
Total assets	$450,261,103	$444,219,495	1.36%
Total assets (average)	447,160,000	447,224,000	-0.01%
Other real estate and repossessions	1,459,196	1,636,777	-10.85%
Gross loans	260,489,459	236,416,403	10.18%
Allowance for loan losses	(2,526,665)	(3,001,286)	-15.81%
Net loans	257,962,794	233,415,117	10.52%
Net loans charged-off	223,210	93,580	138.52%
Non-performing loans	5,985,000	5,816,000	2.91%
Certificate of Deposits in other Financial Institutions	11,272,000	16,084,000	-29.92%
Average loans	260,009,000	237,706,000	9.38%
Securities and other restricted stock	107,604,622	153,605,704	-29.95%
Shareholders’ equity	36,038,134	34,066,359	5.79%
Shareholders’ equity (average)	35,481,000	33,859,000	4.79%
Stock data
Market value — last close (end of period)	$8.60	$9.45	-8.99%
Dividend payout ratio	93.33%	82.35%	10.98%
Price earnings ratio	13.44	x	15.00	x	-10.42%
Key performance ratios
Return on average assets (ROA)	0.61%	0.72%	-0.12%
Return on average equity (ROE)	7.69%	9.46%	-1.76%
Net interest margin (Federal tax equivalent)	4.00%	4.05%	-0.05%
Interest expense to average assets	1.61%	1.85%	-0.24%
Total allowance for loan losses to nonperforming loans	42.22%	51.60%	-9.38%
Total allowance for loan losses to total loans	0.97%	1.27%	-0.30%
Nonperforming loans to total loans	2.30%	2.46%	-0.16%
Nonperforming assets to total assets	1.65%	1.68%	-0.02%
Net charge-offs to average loans	0.34%	0.16%	0.18%
Equity to assets at period end	8.00%	7.67%	0.34%